Exhibit 5.1

May 15, 2007

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May 15, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 8,000,000 shares of your Class A common stock, par value $0.001 per share, including 1,000,000 shares subject to an option (the “Shares”). All of the Shares are issued and outstanding and, as described in the Registration Statement, may be offered for sale for the benefit of the selling stockholder named in the Registration Statement. We understand that the Shares are to be sold to the underwriters for resale to the public as will be described in a Prospectus Supplement (the “Supplement”) to the Prospectus filed as part of the Registration Statement (the “Prospectus”). As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that the Shares are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Supplement and the Prospectus.

Very truly yours,

/s/	WILSON SONSINI GOODRICH & ROSATI
Professional Corporation